004 Putnam Income Fund
4/30/17 Semi Annual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  13,135
Class B	  323
Class C	  2,266
Class M   1,438

72DD2 (000s omitted)

Class R   373
Class R5  97
Class R6  1,363
Class Y	  10,944


73A1

Class A   0.120
Class B	  0.096
Class C	  0.095
Class M   0.114

73A2

Class R   0.113
Class R5  0.132
Class R6  0.132
Class Y	  0.127

74U1 (000s omitted)

Class A	  101,071
Class B	  3,164
Class C	  21,785
Class M   12,337

74U2 (000s omitted)

Class R   3,104
Class R5  727
Class R6  10,180
Class Y	  83,685

74V1

Class A	  6.89
Class B	  6.82
Class C	  6.84
Class M   6.72

74V2

Class R   6.83
Class R5  6.97
Class R6  7.00
Class Y	  7.00



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.